                                                                   Exhibit 10.14


                  ANTELOPE CREEK UNIT PARTICIPATION AGREEMENT
                  -------------------------------------------

     This Unit Participation Agreement (hereinafter "Agreement") is effective as of the 1st day of June, 1996, ("Effective Date") among PETROGLYPH GAS PARTNERS, L.P., a Delaware limited partnership (hereinafter referred to as "PGP"), CoENERGY ENHANCED PRODUCTION, INC., a Michigan corporation (hereinafter referred to as "CEPI"), and PETROGLYPH OPERATING COMPANY, INC., a Kansas corporation ("POCI").

     WHEREAS, PGP and CEPI each own an undivided fifty percent (50%) interest in and to certain oil and gas properties known as the "Antelope Creek Field," as more particularly set forth in Exhibit "A" attached hereto, together with related oil and gas sales contracts, dedicated acreage, easements, rights-of-way, attendant equipment, and all other incidents associated therewith, and an undivided fifty percent (50%) interest in and to that certain gas gathering system consisting of the rights-of-way and easements set forth in Exhibit "B" attached hereto, together with like interests in and to all related contracts, easements, rights-of-way, attendant equipment, and all other incidents associated therewith, and other assets (hereinafter referred to as the "Gathering System") (the Antelope Creek Field and the Gathering System are hereinafter referred to collectively as the "Antelope Creek Assets");

     WHEREAS, POCI is operator of the oil and gas leases comprising the Antelope Creek Field pursuant to a Unit Operating Agreement of even date herewith by and among PGP and CEPI, as Nonoperators, and POCI, as Operator (hereinafter referred to as the "Operating Agreement"), and that certain Cooperative Plan of Development and Operation for the Antelope Creek Enhanced Recovery Project, Duchesne County, Utah dated February 17, 1994, by and among Petroglyph Operating Company, Inc., Inland Resources Inc., Petroglyph Gas Partners, L.P., Ute Indian Tribe, and Ute Distribution Corporation, as approved by the Bureau of Indian Affairs (the "Cooperative Plan"); and

     WHEREAS, the parties wish to enter into this Agreement governing the contribution of project costs to the development of the Antelope Creek Field and related matters;

     NOW, THEREFORE, in consideration of the covenants and promises contained herein, the parties hereby agree as follows:

     1.  Contribution of Project Costs.  Subject to section 4 below, PGP and
         -----------------------------
CEPI hereby agree to jointly (but not severally) contribute the amount of Twenty Million Five Hundred Ninety-Three Thousand Dollars ($20,593,000) to the development of the Antelope Creek Field, such amount to be contributed seventy-five percent

(75%) by CEPI and twenty-five percent (25%) by PGP. The parties anticipate that such amount will fund the drilling of approximately fifty (50) wells and related project infrastructure in the Antelope Creek Field.

     2.  Net Profits Interest.  CEPI has purchased an undivided twenty-five
         --------------------
percent (25%) interest in and to the "Net Proceeds" (as defined in section 14 below) from the sale of production from the Antelope Creek Field until such time as CEPI has received the Net Proceeds from the sale of Sixty-Seven Thousand Three Hundred Eighty-Nine (67,389) barrels of oil equivalent ("BOE") (hereinafter referred to as the "Net Profits Interest"), such Net Profits Interest to be paid out of PGP's fifty percent (50%) interest in and to the Antelope Creek Field. CEPI shall be entitled to receive seventy-five percent (75%) of the Net Proceeds from the sale of oil and gas produced from the Antelope Creek Field for the period from the Effective Date through the termination of the Net Profits Interest. From and after termination of the Net Profits Interest, CEPI shall be entitled to fifty percent (50%) of the Net Proceeds, except as otherwise provided in sections 5, 7, 9, and 10 below.
For purposes of this section 2, six (6) MMBtus of gas shall equal one (1) BOE.

     3.  Initial Development Plans.  On or before Closing, POCI shall submit to
         -------------------------
PGP and CEPI a plan for the development of the Antelope Creek Field from Closing to December 31, 1996 (the "Initial Plan"). On or before October 31, 1996, POCI shall submit to PGP and CEPI a plan for the development of the Antelope Creek Field from January 1, 1997, through such date as the parties will have jointly contributed Twenty Million Five Hundred Ninety-Three Thousand Dollars ($20,593,000) in project costs to the development of the Antelope Creek Field, as provided in section 1 above (the "Secondary Plan"). POCI shall consult with CEPI and PGP in formulating the Initial Plan and Secondary Plan. POCI shall, at least thirty (30) days before the end of each month, submit to PGP and CEPI an estimate of expenses to be incurred during the following month in carrying out the Initial Plan and the Secondary Plan. PGP and CEPI shall pay their respective shares of such expenses to POCI by the first day of the month in which the expenses are to be incurred.

     4.  Project Reviews.  With respect to each well drilled pursuant to this
         ---------------
Agreement, POCI shall furnish to CEPI and PGP as soon as is practicable after such information has been obtained by POCI, all information necessary for calculation of the "(Phi)h", "BOPD", and "Producer Percentage" (as those terms are defined in this section). As soon as is practicable after completion of the fifteenth (15th), thirtieth (30th), and forty-fifth (45th) wells pursuant to the development plans prepared pursuant to the provisions of section 3 above, POCI shall calculate and furnish to CEPI and PGP (a) the "average net porosity feet of pay" per well

("(Phi)h"), (b) the average barrels of oil produced per day per completed producing oil well ("BOPD"), and (c) the percentage of wells drilled successfully as completed producers or injection wells ("Producer Percentage") for all wells drilled and completed pursuant to this Agreement. The calculations shall be made according to the equations set forth on Exhibit "C" attached hereto. For purposes of determining the BOPD, the first thirty (30) days after first production for each well will be excluded. In the event the (Phi)h is at least 7.5, the BOPD is at least 31.33, and the Producer Percentage is at least 93.33% at the time of each calculation provided for in this section, CEPI and PGP shall be obligated to continue contributing their respective shares of project costs as provided in section 1 above; provided, that in no event shall CEPI and PGP be required to contribute an amount in excess of their respective portions of the Twenty Million Five Hundred Ninety-Three Thousand Dollars ($20,593,000) in project costs anticipated hereunder. In the event any of the following is true at the time of each calculation: (a) the (Phi)h is less than 7.5; or (b) the BOPD is less than 31.33; or (c) the Producer Percentage is less than 93.33%; then CEPI shall have the right to elect not to participate in the further development of the Antelope Creek Field. In the event CEPI so elects not to participate in further development, CEPI's interest in the Antelope Creek Assets shall terminate pursuant to the provisions of section 10 below.

     5.  Non-Funding of Initial Development.  In the event that either party
         ----------------------------------
(the "Non-Funding Party") fails or refuses to pay its respective share o expenses as required under the provisions of sections 3 and 4 above (such failure or refusal to pay being referred to in this section 5 as "Nonpayment"), POCI shall notify the Non-Funding Party in writing of its Nonpayment and the acts necessary to cure such Nonpayment, and the Non-Funding Party shall have ten
(10) business days to cure such Nonpayment. If the Non-Funding Party fails to cure such Nonpayment within such period, the Non-Funding Party shall be deemed to have relinquished to the other party (the "Funding Party"), and the Funding Party shall own and be entitled to receive, all of such Non-Funding Party's interests to the production and proceeds of production in and from the Antelope Creek Field, until the proceeds from the sale of such production (after deducting production taxes, excise taxes, royalty, overriding royalty, and other interests payable out of or measured by the production accruing to the Non-Funding Party's interest until it reverts (except interests which burden only Non-Funding Party's interest)) shall equal the total of the following:

          a. One hundred percent (100%) of such Non-Funding Party's share of the cost of any of the following acquired after Nonpayment: surface equipment beyond the wellhead connection (including, but not limited to, stock tanks, separators, treaters, wellhead pumping equipment, dehydrating equipment, heaters), plus one hundred percent (100%) of such

     Non-Funding Party's share of the cost of operation of new wells drilled after Nonpayment commencing with the first operations and continuing until such Non-Funding Party's relinquished interest shall revert to it hereunder, plus one hundred percent (100%) of the share of costs allocated to the wells drilled after Nonpayment of both operating and constructing and equipping any facility beyond the wellhead which is for the common benefit of some or all of the lands and production from the Antelope Creek Field. It is agreed that Non-Funding Party's share of such costs and equipment will be that which would have been chargeable to it had Nonpayment not occurred; and

          b. Five hundred percent (500%) of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing, and completing of wells for either production, water source, or injection purposes, and five hundred percent (500%) of any portion of the cost of equipment in the wells (to and including wellhead connections), water injection equipment, piping, compression equipment, pipelines, gathering systems, or other facilities necessary to the production and/or marketing of oil and/or gas, acquired after Nonpayment, which would have been chargeable to such Non-Funding Party had Nonpayment not occurred.

     During the period of time a Funding Party is entitled to receive a Non-Funding Party's share of production or the proceeds therefrom, the Funding Party shall be responsible for the payment of all production, severance, excise, gathering, and other taxes, and all royalty, overriding royalty, and other burdens applicable to the Non-Funding Party's share of production, except interests that burden only Non-Funding Party's interest. Both the Non-Funding Party and the Funding Party hereby authorize POCI to collect or receive Non-Funding Party's share of production from the Antelope Creek Field or the proceeds therefrom directly from the purchaser and to disburse said proceeds to the Funding Party.

     With respect to operations concerning wells already in existence at the time of Nonpayment, Funding Party shall be permitted to use, free of cost, all casing, tubing, and other equipment, but the ownership of all such property shall remain unchanged; and upon the abandonment of any such well, the Funding Party shall account for all such property to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

     During the period of time that a Non-Funding Party's share of production from the Antelope Creek Field or the proceeds therefrom is subject to recoupment of Non-Funding Party's share of costs, Funding Party shall be free to alter, amend, or otherwise change the development plan to meet and/or address any newly acquired information, whether geologic, engineering, or otherwise, directly affecting the leases and lands covered by such development plan, to the extent necessary for POCI to operate the Antelope Creek Field in accordance with the reasonably prudent operator standard.

     POCI shall within a reasonable time after the expenditure of funds or acquisition of equipment, furnish Non-Funding Party with an inventory of equipment in and connected to wells drilled after Nonpayment, together with any new or additional equipment placed on or in wells in existence prior to Nonpayment, and an itemized statement of all costs chargeable to Non-Funding Party's interest. Each month thereafter, during the time Funding Party is being reimbursed as provided above, POCI shall furnish Non-Funding Party with an itemized statement of all costs and liabilities incurred in the operation of the Antelope Creek Field, together with a statement of the quantities of oil and gas produced therefrom and the amount of proceeds realized from the sale of such production during the proceeding month.

     If and when the Funding Party recovers from Non-Funding Party's relinquished interest the amount provided for above, the relinquished interest shall automatically revert to Non-Funding Party and, from and after such reversion, Non-Funding Party shall own the same interest in the Antelope Creek Field, including new wells drilled after Nonpayment, and the production therefrom, as Non-Funding Party would have been entitled to had Nonpayment not occurred. Thereafter, Non-Funding Party shall be charged with and shall pay its proportionate part of the further cost of operation of the Antelope Creek Field, including wells drilled after Nonpayment. Notwithstanding any other provision in this Agreement to the contrary, the parties agree that a Non-Funding Party shall have the right, at any time prior to the recoupment of the sums provided for herein, to pay in cash to Funding Party the balance of the sums then due the Funding Party under the terms of this section 5, including the amounts set forth in paragraphs "a" and "b" above, to afford full recoupment of such Non-Funding Party's share of costs and expenses. If such payment is made, Non-Funding Party shall then be entitled to its rights in the Antelope Creek Field in the same fashion as though Nonpayment had not occurred.

     In the event that CEPI is the Non-Funding Party, PGP shall have the option of terminating CEPI's interest in the Antelope Creek Assets pursuant to the provisions of section 10 below rather than recovering CEPI's share of project costs pursuant to the provisions of this section. PGP shall make such election within thirty (30) days from the determination that CEPI is a Non-Funding Party hereunder.

     6.   Termination of Interest.  In the event CEPI ceases contributing its
          -----------------------
share of project costs before it has contributed a total of Fifteen Million Four Hundred Forty-Four Thousand Seven

Hundred Fifty Dollars ($15,444,750), CEPI's interest in the Antelope Creek Assets shall terminate pursuant to the provisions of section 10 below. PGP shall have the option of treating CEPI as a Non-Funding Party and recovering the balance of CEPI's share of project costs pursuant to the provisions of section
5 above rather than terminating CEPI's interest as provided in this section; provided, however, that such option shall not apply if CEPI ceases contributing
-----------------
its share of project costs pursuant to the provisions of section 4 above.

     7.   Development After Completion of Initial Development.  At least sixty
          ---------------------------------------------------
(60) days prior to completion of the Secondary Plan, POCI shall submit a plan for the proposed development of the Antelope Creek Field during the six (6) months following completion of the Secondary Plan to CEPI and PGP for approval. Subsequent six (6) month plans shall be submitted to CEPI and PGP by POCI, with each plan to be submitted at least sixty (60) days prior to completion of the previous plan. POCI shall consult with both CEPI and PGP in formulating each development plan. CEPI and PGP shall each be entitled to submit a development plan in the manner set forth in this section. In no event shall a plan submitted pursuant to this section provide for the drilling of more than thirty
(30) wells during the six (6) month period covered by the plan. Each plan will include the estimated costs to be incurred during the period covered by the plan. CEPI and PGP shall, within thirty (30) days after receipt of each development plan, each give written notice of its intent to participate in the development contemplated by the plan. The failure to give such notice of intent to participate shall be deemed an election not to participate. In the event a party elects not to participate in a proposed development plan (the "Non-Consenting Party"), POCI shall advise the party electing to participate (the "Consenting Party"), and the Consenting Party shall have the right, but not the obligation, to go forward with the proposed development. In the event there are more than two owners of the leases comprising the Antelope Creek Field, the Consenting Parties shall carry their proportionate part on a working interest basis of any Non-Consenting Party's interest.

     In the event the Consenting Party desires to proceed with the proposed development, the entire cost and risk of conducting operations pursuant thereto shall be borne by the Consenting Party. The Non-Consenting party shall be deemed to have relinquished to the Consenting Party, and the Consenting Party shall own and be entitled to receive all of the Non-Consenting party's interests in the Antelope Creek Field and share of production therefrom, until the proceeds of the sale of such production (after deducting production taxes, excise taxes, royalty, overriding royalty, and other interests payable out of or measured by the production accruing to the Non-Consenting Party's interest until it reverts (except interests which burden only Non-Consenting Party's interest)) shall equal the total of the following:

     a. One hundred percent (100%) of such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connection (including, but not limited to, stock tanks, separators, treaters, wellhead pumping equipment, dehydrating equipment, heaters, ), plus one hundred percent (100%) of such Non-Consenting Party's share of the cost of operation of the new wells drilled pursuant to the development plan commencing with the first operations and continuing until such Non-Consenting Party's relinquished interest shall revert to it hereunder, plus one hundred percent (100%) of the share of costs allocated to the new wells of both operating and constructing and equipping any facility beyond the wellhead which is for the common benefit of some or all of the lands and production from the Antelope Creek Field. It is agreed that Non-Consenting Party's share of such costs and equipment will be that which would have been chargeable to it had it participated in the development plan; and

          b. Three hundred percent (300%) of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing, and completing of wells for either production, water source, or injection purposes, and three hundred percent (300%) of any portion of the cost of newly acquired equipment in the wells (to and including wellhead connections), water injection equipment, piping, compression equipment, pipelines, gathering systems, or other facilities necessary to the production and/or marketing of oil and/or gas, which would have been chargeable to such Non-Consenting Party if it had participated in the development plan.

     During the period of time a Consenting Party is entitled to receive a Non-Consenting Party's share of production or the proceeds therefrom, the Consenting Party shall be responsible for the payment of all production, severance, excise, gathering, and other taxes, and all royalty, overriding royalty, and other burdens applicable to the Non-Consenting Party's share of production, except interests that burden only Non-Consenting Party's interest. Both the Non-Consenting Party and the Consenting Party hereby authorize POCI to collect or receive Non-Consenting Party's share of production from the Antelope Creek Field or the proceeds therefrom directly from the purchaser and to disburse said proceeds to the Consenting Party.

     With respect to operations concerning wells already in existence at the time a Non-Consenting Party elected not to participate in a development plan, Consenting Party shall be permitted to use, free of cost, all casing, tubing, and other equipment, but the ownership of all such property shall remain unchanged; and upon the abandonment of any such well, the Consenting Party shall account for all such property to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

     During the period of time that a Non-Consenting Party's share of production from the Antelope Creek Field or the proceeds therefrom is subject to recoupment of Non-Consenting Party's share of costs incurred under a development plan, Consenting Party shall be free to alter, amend, or otherwise change the development plan to meet and/or address any newly acquired information, whether geologic, engineering, or otherwise, directly affecting the leases and lands covered by such development plan, to the extent necessary for POCI to operate the Antelope Creek Field in accordance with the reasonably prudent operator standard.

     Within sixty (60) days after the completion of a development plan, POCI shall furnish Non-Consenting Party with an inventory of the equipment in and connected to the newly created wells, together with any new or additional equipment placed on or in wells in existence prior to the commencement of the development plan, and an itemized statement of all costs chargeable to Non-Consenting Party's interest. Each month thereafter, during the time Consenting Party is being reimbursed as provided above, POCI shall furnish Non-Consenting Party with an itemized statement of all costs and liabilities incurred in the operation of the Antelope Creek Field, together with a statement of the quantities of oil and gas produced therefrom and the amount of proceeds realized from the sale of such production during the proceeding month.

     If and when the Consenting Party recovers from Non-Consenting Party's relinquished interest the amount provided for above, the relinquished interest shall automatically revert to Non-Consenting Party and, from and after such reversion, Non-Consenting Party shall own the same interest in the Antelope Creek Field, including new wells drilled pursuant to the development plan, and the production therefrom, as Non-Consenting Party would have been entitled to had it participated in the development plan. Thereafter, Non-Consenting Party shall be charged with and shall pay its proportionate part of the further cost of operation of the Antelope Creek Field, including new wells drilled pursuant to the development plan. Notwithstanding any other provision in this Agreement to the contrary, the parties agree that a Non-Consenting Party shall have the right, at any time prior to the recoupment of the sums provided for herein, to pay in cash to Consenting Party the balance of the sums then due the Consenting Party under the terms of this section 7, including the amounts set forth in paragraphs "a" and "b" above, to afford full recoupment of such Non-Consenting Party's share of costs and expenses. If such payment is made, Non-Consenting Party shall then be entitled to its rights in the Antelope Creek Field in the same fashion as though it had participated in the development plan.

     8.   Operating Overhead Rates.  The parties agree that, in connection
          ------------------------
with the formulation of each six-month plan of development prepared pursuant to the provisions of section 7 above, PGP, CEPI, and POCI will negotiate in good faith concerning the adjustment of the "Drilling Well Rate" and "Producing Well Rate" set forth in section III.1.A of Exhibit 2 ("Accounting Procedure") to the Operating Agreement; provided, however, that no adjustment to the Drilling Well Rate and Producing Well Rate shall be made until sixty (60) wells have been drilled under the Operating Agreement since the prior adjustment of such rates (or, in the case of the first adjustment, since the Effective Date). The parties anticipate that such adjustments shall result in the adjustment of the Drilling Well Rate and Producing Well Rate no higher than the rates shown in following table:

No. Wells Drilled      Drilling Well Rate  Producing Well Rate
---------------------  ------------------  -------------------

     1 - 120                 $5,000                 $500

    121 - 180                $4,500                 $450

    181 - 240                $4,250                 $425

    241 - 300                $4,000                 $400

provided, however, that such adjustments shall take into account the actual
-----------------
operating costs, including overhead expenses, incurred by POCI, and that in no event shall the Drilling Well Rate and Producing Well Rate be lowered to amounts that would cause POCI to operate at a loss.

     9.   Back-In After Payout.  At such time as CEPI has received Net Proceeds
          --------------------
equal to its cumulative total project capital expenditures contributed pursuant to the provisions of this Agreement, CEPI shall execute and deliver to PGP an assignment of an undivided eight percent (8%) interest in and to the Antelope Creek Assets, after which, assuming no further change in ownership, PGP shall own fifty-eight percent (58%) and CEPI shall own forty-two percent (42%) of the working interest in and to the Antelope Creek Assets.

     10.  Termination of CEPI's Interest.  In the event CEPI's interest in the
          ------------------------------
Antelope Creek Assets terminates pursuant to the provisions of sections 4, 5 or 6 above, any and all interests in the Antelope Creek Assets previously assigned to CEPI, including the Net Profits Interest, shall immediately be reassigned by CEPI to PGP. In the event CEPI's interest in the Antelope Creek Assets terminates, CEPI shall reassign to PGP all of its interests in the Antelope Creek Assets, and PGP shall grant to CEPI, and CEPI shall be entitled to receive, the "Termination Net Profits Interest." The "Termination Net Profits Interest" shall be an interest in the production of the Antelope Creek Assets equal to a percentage of Net Proceeds determined by the following formula:

          $7,305,250 + total capital
          expenditures contributed      x   50%
                   by CEPI
          --------------------------
                 $22,750,000

Such Termination Net Profits Interest shall be effective from the date CEPI's interest in the Antelope Creek Assets ceases, and shall terminate at such time, if ever, that CEPI has received all amounts previously contributed to the Antelope Creek Assets, less the Net Proceeds received by CEPI from the Effective Date through the date CEPI's interest in the Antelope Creek Assets ceased. PGP shall assign to CEPI the Termination Net Profits Interest pursuant to an assignment in the form attached hereto as Exhibit "D".

     11.  Operating Agreement.  The Operating Agreement, a copy of which is
          -------------------
attached hereto as Exhibit "E", shall govern operation of the oil and gas leases comprising the Antelope Creek Field; provided, however, that in the event of any conflict between a provision of the Operating Agreement and a provision of this Agreement, this Agreement shall control.

     12.  Duchesne Field.  PGP agrees that, in the event it intends to proceed
          --------------
with the development of certain oil and gas leases owned by PGP and located in Township 4 South, Range 4 West, Duchesne County, Utah, which leases are referred to as the "Duchesne Field," PGP shall negotiate in good faith with CEPI for the sale of an interest in the Duchesne Field to CEPI.

     13.  Area of Mutual Interest.  PGP and CEPI agree that in the event either
          -----------------------
party or an affiliate of either party (the "Acquiring Party") shall acquire any oil and gas interests, whether producing or non-producing, farmouts or other similar contracts which affect lands and minerals, located within the area described on Exhibit "F" hereto ("Mineral Interest"), it shall notify the other party (the "Non-Acquiring Party") of such acquisition. The notice shall include a copy of all instruments of acquisition, including without limitation, copies of leases, abstracts, agreements, title memos, assignments, subleases, farmouts and other contracts affecting the Mineral Interest. The Acquiring Party shall also enclose an itemized statement of the actual cost and expenses incurred by the Acquiring Party in acquiring such Mineral Interest, excluding, however, costs and expenses of its own personnel ("acquisition costs"). For thirty (30) days after receipt of the notice of acquisition, Non-Acquiring Party shall have the right to acquire its proportionate interest in the acquisition, by notifying Acquiring party of its desire to share in the acquisition, and paying to the Acquiring Party its proportionate share of the cost of acquisition, or in the case of a farmout or other similar agreement requiring certain performance such as drilling of a test well, agreeing to be liable for its proportionate share of the cost of any performance required. If the Mineral Interest covers lands both within and outside of the area of mutual interest, the Non-Acquiring Party's option to acquire an interest therein shall extend only to those lands within the area of mutual interest.
For purposes of this section, "affiliate" shall mean, with respect to each party hereto, an individual or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such party. With respect to PGP, it shall include, without limitation, POCI and Petroglyph Energy, Inc. With respect to CEPI, however, it shall not include any affiliate that is a public utility.

     14.  Net Proceeds.  As used in this Agreement, "Net Proceeds" shall mean
          ------------
gross proceeds from the sale of production from the Antelope Creek Field (excluding any proceeds received pursuant to sections 5.a, 5.b, 7.a, and 7.b) less (a) royalties and overriding royalty interests payable therefrom, except interests that burden only one party's working interest, (b) operating expenses, (c) severance and like taxes arising from such production, and (d) other costs and expenses related to the operation and maintenance of the Antelope Creek Assets customarily incurred in the operation and maintenance of oil and gas properties, excluding capital expenditures.

     15.  Relationship of Parties.  PGP and CEPI acknowledge and agree that
          -----------------------
their legal relationship to each other is one of tenants in common or undivided interest owners, and not one of partnership; that the liabilities of the parties shall be several and not joint or collective; and that each party shall be solely responsible for its obligations. The parties agree, however, to be taxed as a partnership pursuant to the provisions of Exhibit "G" attached hereto.

     16.  Miscellaneous Provisions.
          ------------------------

          a.  Modifications and Amendments.  Any changes in the provisions of
              ----------------------------
     this Agreement made subsequent to this execution shall be made by formal written and executed amendments. It is stipulated that oral modifications and amendments hereto shall not be binding, and that no evidence of oral amendments or modifications shall be admissible during arbitration or adjudication.

          b.  Governing Laws.  The laws of the State of Utah shall govern this
              --------------
     Agreement in proceedings in court (law and/or equity) and proceedings in arbitration.

          c.  Waiver.  Any party's failure or delay in protesting, taking legal
              ------
     action, or demanding arbitration upon the other party's breach is no waiver of that cause of action; unless that party's delay to take action exceeds a reasonable time under the circumstances, exceeds a time-frame limitation set forth elsewhere herein, or exceeds the statute of limitation. Any party's failure or delay in protesting or taking legal and/or equitable action, or demanding arbitration upon the other party's breach is not to be considered as being a waiver of that party's cause of action for any subsequent breach.

          d.  Titles of Articles, Sections and Subsections.  The titles and
              --------------------------------------------
     subtitles of Articles, Section and Subsections of this Agreement are for convenience only; are not part of the terms of this Agreement; are without legal or contractual significance; and, as such, shall not govern the terms of this Agreement or in any way influence the interpretation of this Agreement.

          e.  Notices.  Any and all written notices hereunder shall be delivered
              -------
     in person or via registered mail, return receipt requested, postage prepaid, to the following individuals at the following address:

               PGP:      PETROGLYPH ENERGY, INC.
                         Attn:  Robert C. Murdock
                         6209 North Highway 61
                         P. O. Box 1839
                         Hutchinson, KS  67504-1839
                         FAX:  316-665-8577

               CEPI:     CoENERGY ENHANCED PRODUCTION, INC.
                         Attn:  Manouch Daneshvar
                         150 W Jefferson Avenue, Suite 1900
                         Detroit, MI 48226
                         FAX:  313-963-3778

     Such agents and/or addresses may be unilaterally altered by either party upon providing written notice thereof to the other party.

          f.  Triplicate Originals.  This Agreement shall be executed in
              --------------------
     triplicate originals, with CEPI, PGP, and POCI each receiving an original.

          g.  Further Assurances.  The parties hereby agree to execute and to
              ------------------
     cause third parties to execute any and all documents, leases, affidavits, releases, mortgage releases, transfers, change of operator forms, letters in lieu of transfer orders, assignments, bills of sale, titles, notes or the like in fulfillment of obligations set forth herein or in furtherance of the intent hereof.

          h. Agreement Subject to Laws.  If any provision of this Agreement, or
             -------------------------
     the application thereof to any party or any circumstance, shall be found to be contrary to or inconsistent with or unenforceable under any applicable law, rule, regulation or order, such applicable law, rule, regulation or order shall control and this Agreement shall be deemed modified accordingly; but the remainder of this Agreement, and the application of such provisions to the other parties or circumstances, shall not be affected thereby; and in all other respects, the Agreement shall continue in full force and effect.

          i.  Assignment.  This Agreement may not be assigned by either PGP or
              ----------
     CEPI without the written consent of the other, which consent shall not be unreasonably withheld, until PGP and CEPI have contributed their required shares of project costs to the development of the Antelope Creek Field pursuant to the provisions of section 1 above. After PGP and CEPI have contributed such required shares of project costs to the development of the Antelope Creek Field pursuant to the provisions of section 1 above, this Agreement may be assigned by either party without the other's written consent; provided, however that the assignee of any party shall be bound by all terms and provisions of this Agreement and the Operating Agreement. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

          j.  Incidental Costs.  Each party to this Agreement shall bear its
              ----------------
     respective expenses incurred in connection with the Closing of this transaction, including its own consultant's and broker's fee, attorneys' fees, accountants' fees and other similar costs and expenses.

          k.  Survival.  Except as otherwise noted herein, the representations
              --------
     and warranties of the parties herein and all agreements herein shall survive the Closing and delivery of any assignment, conveyance, or bill of sale, or other instrument delivered at Closing.

          l.  Final Agreement.  This Agreement, together with  other written
              ---------------
     agreements executed at Closing, constitute the final agreement of the parties, and supersede any and all prior agreements among the parties.

          m.  Arbitration.  All claims, counterclaims, disputes, and other
              -----------
     matters in question arising out of or relating to this Agreement or the breach hereof, or any transactions contemplated hereby, will be decided by arbitration in accordance with the Rules of the American Arbitration Association then in effect. This agreement to arbitrate will be specifically enforceable under the prevailing laws of any court having jurisdiction.

          Notice of Demand for Arbitration must be filed in writing with the other party to this Agreement and with the American Arbitration Association within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event may the Demand for Arbitration be made after the time when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.

          Within thirty (30) days of the filing of Notice of Demand for Arbitration, the parties shall jointly select a single arbitrator to hear any dispute arising under this Agreement. If the parties are unable to agree on an arbitrator, the arbitrator shall be appointed by the Senior Judge for the Federal District Court for the District of Utah.

          All arbitration proceedings shall be had in the city of Salt Lake City, Utah. In all proceedings under this Agreement, the arbitrator shall be bound by the Federal Rules of Evidence in effect at the time of arbitration. Any award of the arbitrator shall be in writing and shall state the findings of fact, the conclusions of law, and the reasons for the award. A decision of the arbitrator shall be binding.

          The costs of any proceeding shall be shared equally by the parties. Each party shall otherwise bear its own costs, including without limitation any attorneys' fees.


     IN WITNESS WHEREOF, the parties have executed this Agreement this 26 day of June, 1996, but effective as of the 1st day of June, 1996.

                    PGP:      PETROGLYPH GAS PARTNERS, L. P.
                              By: PETROGLYPH ENERGY, INC.
                                  its general partner


                               By /s/ Robert C. Murdock
                                 ---------------------------------
                                 Name:  Robert C. Murdock
                                 Title: President

                    CEPI:     CoENERGY ENHANCED PRODUCTION, INC.


                              By /s/ P. E. Doohan
                                 ---------------------------------
                                 Name:  P. E. Doohan
                                 Title: Attorney-in-Fact


                    POCI:     PETROGLYPH OPERATING COMPANY, INC.


                              By /s/ Robert A. Christensen
                                 ---------------------------------
                                 Name:  Robert A. Christensen
                                 Title: Vice-President